Exhibit 99.1

Enservco Announces Management Promotions Following Refinancing

●	CFO Marjorie Hargrave Elected President

●	Amanda Dalbey Appointed Vice President of Operations

DENVER, CO – October 7, 2020 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced that Chief Financial Officer Marjorie Hargrave has been elected to the additional role of President.

Hargrave, who joined Enservco in mid-2019, is credited with guiding the Company through its recent debt refinancing that resulted in a substantially stronger balance sheet and operation. Under her direction, Enservco reduced its total debt by more than 50%, significantly reduced interest expense and increased stockholders’ equity by approximately $17.5 million. Additionally under her direction, Enservco has reduced annual operating expenses by approximately $4 million, refocused operations on more profitable markets and expanded market penetration.

Hargrave joined Enservco after serving as Chief Financial Officer for two energy companies – CTAP, LLC and High Sierra Energy, LP – both of which enjoyed growth during her tenure. Hargrave holds a Bachelor’s degree in economics from Boston University and a Master’s degree in economics from New York University.

Enservco also announced that Amanda Dalbey has been promoted to Vice President of Operations from her former position as Director of Operations. Dalbey has been with Enservco for nearly 13 years and held positions of increasing responsibility in the finance department before transitioning into operations as a project manager, Director of Operations and now VP of Operations. Dalbey is largely responsible for the improvement in operations and reduction in operating expenses during the year to date.

“We are delighted to announce these two promotions that are well deserved and come at an exciting time for the Company as we approach our upcoming heating season when the Company generates the bulk of its revenue and profitability,” said Executive Chairman Rich Murphy. “Marjorie worked tirelessly on our refinancing effort, with the end result being a much stronger balance sheet and what we believe is a meaningful boost in value for our stockholders. Having begun her professional career with Enservco out of college, Amanda has forged strong working relationships with our field teams across the United States and brings a wealth of institutional knowledge and energy to bear in her new role as VP of Operations.”

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," “intends,” "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2019, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include the potential the ability of Enservco to generate the bulk of its revenue and profitability in the upcoming heating season, the potential for the refinancing to result in a boost in value for shareholders, and the ability to raise additional equity as needed. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. Enservco disclaims any obligation to update any forward-looking statement made herein, except as required by law.

Contacts:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

Email: jay@pfeifferhigh.com

Marjorie Hargrave

Chief Financial Officer

Enservco Corporation

mhargrave@enservco.com